Exhibit 3.1.8

                  CERTIFICATE OF DESIGNATIONS, PREFERENCES AND
                      RIGHTS OF SERIES I PREFERRED STOCK OF
                          STRATUS SERVICES GROUP, INC.

      The undersigned Vice President and Treasurer of Stratus Services Group, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

      That, pursuant to the authority conferred on the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation and Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation, by unanimous written consent dated as of June 18, 2004, did unanimously approve the adoption of the following resolution providing for the designations, preferences and other rights, and the qualifications, limitations or restrictions thereof, of the Series I Preferred Stock of the Corporation;

      RESOLVED, that pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, there is hereby established a series of Preferred Stock to which the following provisions shall be applicable:

      The shares of this series shall be designated the "Series I Preferred Stock" (the "Series I Preferred Stock") and shall consist of 54,000 shares, with a par value of $.01 per share and a stated value of $100.00 per share. A statement of the relative powers, dividends, preferences, rights, qualifications, limitations and restrictions of the Series I Preferred Stock ("Statement") is as follows:

      1. Dividends. The holders of the Series I Preferred Stock shall be entitled to receive, out of any assets legally available therefore, cumulative dividends at the rate of twelve percent (12%) per annum, accrued daily and payable on the Series I Redemption Date (as defined below), in preference and priority to any payment of any dividend on the common stock of the Corporation ("Common Stock"), subject to adjustment, as provided in Section 4(b) below. Such dividends shall accrue on any given share from the day of original issuance of such share and shall accrue from day to day whether or not earned or declared. If at any time dividends on the outstanding Series I Preferred Stock at the rate set forth above shall not have been paid or declared and set apart for payment, the amount of the deficiency shall be fully paid or declared and set apart for payment, but without interest, before any distribution, whether by way of dividend or otherwise, shall be declared or paid upon or set apart for the shares of Common Stock.

      2. Voting. Holders of Series I Preferred Stock shall not be entitled to any voting rights except as otherwise provided by law and Section 7 below. To the extent that such vote may be required by law or Section 7 below, and notwithstanding anything to the contrary contained in the Corporation's Amended and Restated Certificate of Incorporation, notice of a meeting of the holders of Series I Preferred Stock may be dispensed with and the holders of Series I Preferred Stock may act without a meeting upon the written consent of those holders of Series I Preferred Stock who would have been entitled to cast the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to be voted thereat were present and voted.

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      3. Liquidation Preference.

         (a) Series I Preferred Stock. Upon the occurrence of a Liquidating Event (as defined below), whether voluntary or involuntary, the holders of the Series I Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders or from the proceeds from such Liquidating Event, and prior to and in preference to any payment or distribution made in respect of the Common Stock, $100.00 in cash, securities or other property (based upon the Market Price (as defined below) thereof for such securities and the fair market value thereof for such other property, in each case calculated as of the date of such Liquidating Event) for each share of Series I Preferred Stock, together with all accrued and unpaid dividends thereon (the amount thus payable, the "Series I Liquidation Preference"). If, upon such Liquidating Event, the assets distributable to the holders of the Series I Preferred Stock shall be insufficient to permit the payment in full of the Series I Liquidation Preference, the assets of the Corporation shall be distributed to the holders of the Series I Preferred Stock ratably until the holders shall have received the full amount to which they would otherwise be entitled.

         (b) Valuation of Securities. For purposes of this Section 3, if any asset distributed to stockholders upon the occurrence of any Liquidating Event consists of property other than cash or securities, the value of such distribution shall be deemed to be the fair market value thereof at the time of such distribution, as determined in good faith by the Board of Directors of the Corporation. Any securities to be delivered pursuant to this Section 3 shall be valued as follows:

            (i) Securities not subject to investment letter or other similar restrictions on free marketability covered by Section 3(b)(ii) hereof shall be valued at the Market Price; and

            (ii) Securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be valued at an appropriate discount from the Market Price, as reasonably determined by the Board of Directors in good faith, to reflect the adjusted fair market value thereof.

      For purposes of this Statement, the "Market Price" of any security means the average of the closing prices of such security's sales on the principal securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the NASD OTC Bulletin Board, or any similar successor organization, in each such case averaged over a period of five days consisting of the day prior to the day as of which Market Price is being determined and the four consecutive business days prior to such day. If at

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any time such security is not listed on any securities exchange or quoted in the
NASDAQ System or the over-the-counter market, the Market Price shall be the fair value thereof determined in good faith by the Corporation's Board of Directors.

         (c) Liquidating Event. Any of the following shall be considered a "Liquidating Event", and shall entitle the holders of the Series I Preferred Stock and the Common Stock to receive at the closing, in cash, securities or other property, amounts as specified in Sections 3(a) (valued as provided in Section 3(b) above):

            (i) any  liquidation,  dissolution or winding up of the Corporation;
or

            (ii) a sale, lease or other disposition of all or substantially all the Corporation's assets; provided, however, that if the holders of a majority of the shares of Series I Preferred Stock so elect by giving written notice to the Corporation before the effective date of any such sale, lease or disposition that would otherwise be a Liquidating Event as defined herein, such sale, lease or disposition shall not be deemed a Liquidating Event and the provisions of
Section 6(d) below shall apply.

         (d) Notice of Liquidation Event. The Corporation shall give to each holder at least thirty (30) days' prior written notice of any Liquidating Event by delivery of such notice via first class mail, postage prepaid, at the holder's address as set forth in the records of the Corporation; provided, however, that to the extent that the Series I Preferred Stock is then convertible at the option of the holder, any holder of Series I Preferred Stock may convert its shares of Series I Preferred Stock to Common Stock at any time prior to the payment date stated in such notice.

      4. Redemption of Series I Preferred Stock.

         (a) Mandatory Redemption. Subject to Section 4(h) below, the Corporation shall redeem each share of Series I Preferred Stock on the one year anniversary of the date (the "Initial Redemption Date") of its original issuance, at a redemption price payable in cash of $100.00 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares), plus any accrued but unpaid dividends (the "Series I Redemption Price"); provided, however, that the Corporation may elect to extend the date by which it is required to redeem the Series I Preferred Stock to the two year anniversary date of its original issuance by providing written notice of such election to each holder of the Series I Preferred Stock which it would be otherwise required to redeem not later than thirty (30) days prior to the Initial Redemption Date. In the event that the Corporation elects to extend the redemption date as described above, the dividend rights of the holders of Series I Preferred Stock shall be adjusted in accordance with Section 4(b) below.

         (b) Effect of Extension. If the Corporation elects to extend the date upon which it is required to redeem the Series I Preferred Stock pursuant to
Section 4(a) above, then in such event:

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            (i) it shall pay in cash no later than the Initial  Redemption  Date all dividends accrued on the Series I Preferred Stock through the Initial Redemption Date and unpaid;

            (ii) dividends accruing after the Initial Redemption Date shall become payable in cash on the last day of each calendar quarter (March 31, June 30, September 30 and December 31);

            (iii) the Corporation shall issue to each holder of Series I Preferred Stock, no later than thirty (30) days after the Initial Redemption Date, a number of shares of Common Stock having an aggregate Market Price value equal to ten percent (10%) of the aggregate stated value, determined as of the Initial Redemption Date, of the shares of Series I Preferred Stock held by such holder;

            (iv) the Corporation shall pay an advisory fee to an advisor designated by the plurality, acting by vote or written consent, of the voting power of the Series I Preferred Stock, in an amount equal to ten percent (10%) of the aggregate stated value of the outstanding shares of Series I Preferred Stock, which advisory fee shall be payable, within thirty (30) days after the designation of such advisor by the holders of the Series I Preferred Stock, eight percent (8%) in cash and two percent (2%) in shares of Common Stock, valued at the Market Price of the Common Stock on the Initial Redemption Date.

         (c) Redemption Default. If the Corporation does not extend the Initial Redemption Date in accordance with Section 4(a) above and fails to redeem the Series I Preferred Stock on or prior to the Initial Redemption Date, or if the Corporation extends the Initial Redemption Date and fails to redeem the Series I Preferred Stock on or before the second anniversary of the date of the original issuance of the Series I Preferred Stock (in either case a "Redemption Default"), then, from and after the date of such Redemption Default, dividends shall accrue at a rate of twenty-four percent (24%) per annum.

         (d) Optional Redemption. If not earlier redeemed, part or all of the Series I Preferred Stock shall be subject to redemption by the Corporation at any time prior to conversion at a redemption price of $100.00 per share, plus any accrued but unpaid dividends.

         (e) Number of Shares Subject to Redemption. Any redemption of fewer than all outstanding shares of Series I Preferred Stock effected pursuant to this Section 4 shall be made on a pro-rata basis among the holders of the Series I Preferred Stock in proportion to the shares of Series I Preferred Stock then held by them.

         (f) Redemption Date; Notice of Redemption. Any date on which a redemption is effectuated shall be known herein as the "Series I Redemption Date". At least 15 but no more than 30 days prior to each Series I Redemption Date written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series I Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Series I Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his certificate or certificates representing the shares to be redeemed (the "Series I Redemption Notice").

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      (g) Redemption Procedure.

            (i) Except as provided in Section 4(h) below, on or after the Series I Redemption Date, each holder of Series I Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Series I Redemption Notice, and thereupon the Series I Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

            (ii) From and after the Series I Redemption Date, unless there shall have been a default in payment of the Series I Redemption Price, all rights of the holders of shares of Series I Preferred Stock designated for redemption in the Series I Redemption Notice as holders of Series I Preferred Stock (except the right to receive the Series I Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

         (h) Certain Redemption Restrictions. Subject to the rights of series of preferred stock of the Corporation ("Preferred Stock"), which may from time to time come into existence, if funds of the Corporation legally available for redemption of shares of Series I Preferred Stock on any Series I Redemption Date are insufficient to redeem the total number of shares of Series I Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Series I Preferred Stock. The shares of Series I Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. Subject to the rights of series of Preferred Stock which may from time to time come into existence, at any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series I Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Series I Redemption Date but which it has not redeemed.

      5. Forced Conversion of Series I Preferred Stock.

         (a) The Corporation at its option may cause each outstanding share of the Series I Preferred Stock to be converted into Common Stock at any time prior to the Initial Redemption Date (the "Mandatory Conversion Date"), into, at the election of the holder, either (i) one hundred twenty-five (125) fully paid and non-assessable shares of Common Stock and two hundred fifty (250) Common Stock purchase warrants ("Warrants") for each $100 of the aggregate Series I Liquidation Preference of such Series I Preferred Stock, prorated for amounts less than $100, or (ii) such number of fully paid and non-assessable shares of Common Stock as shall be determined by dividing the aggregate Series I Liquidation Preference of the Series I Preferred Stock being converted as of the

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Mandatory Conversion Date by the Conversion Price (as determined by Section 6(b)
below) in effect on the Mandatory Conversion Date.

         (b) To effect the conversion provided for in Section 5(a), the Corporation shall at least twenty (20) days prior to the Mandatory Conversion Date send a notice (the "Mandatory Conversion Notice") to each holder of record of the Series I Preferred Stock, at the address last shown on the records of the Corporation for such holder, notifying such holder of the conversion which is to be effected, specifying the Mandatory Conversion Date and the conversion options and calling upon each such holder to surrender to the Corporation, in the manner and at the place designated, a certificate or certificates representing the number of shares of Series I Preferred Stock held by such holder.

         (c) At least five (5) days before the Mandatory Conversion Date, each holder of Series I Preferred Stock shall notify the Corporation in writing as to whether its election is pursuant to clause (i) or clause (ii) of Section 5(a). Any holder of Series I Preferred Stock who does not provide such notice on a timely basis shall be deemed to have elected the method which will result in the greatest number of shares of Common Stock being issued to such holder.

         (d) On or after the Mandatory Conversion Date, each holder of Series I Preferred Stock shall surrender to the Corporation the certificate or certificates representing the shares of Series I Preferred Stock owned by such holder as of the Mandatory Conversion Date, in the manner and at the place designated in the Mandatory Conversion Notice, and thereupon the shares issuable upon such conversion shall be delivered as provided in Section 6(e)(iii) hereof.

      6. Optional Conversion of Series I Preferred Stock

         (a) Option to Convert. If (x) the Corporation does not extend the Initial Redemption Date and fails to redeem all outstanding shares of the Series I Preferred Stock on or prior to the Initial Redemption Date or if the Corporation extends the Initial Redemption Date and fails to redeem the Series I Preferred Stock on or before the two (2) year anniversary of the date of its original issuance as required under Section 4(a) above (a "Redemption Default") or (y) a Bankruptcy Event (as defined below) shall occur, each share of Series I Preferred Stock that is not redeemed will thereafter be convertible, at the option of the holder, into either (i) 125 shares of Common Stock and 250 Warrants for each $100.00 of the Series I Liquidation Preference represented by such share of Series I Preferred Stock, prorated for amounts less than $100, or
(ii) such number of fully paid and non-assessable shares of Common Stock as shall be determined by dividing the aggregate Series I Liquidation Preference of the Series I Preferred Stock being converted on the Conversion Date (as defined in Section 6(e) below) by the Conversion Price determined as hereinafter provided in effect on the applicable Conversion Date (as defined in Section 6(e) below). The Warrants shall have the terms set forth in the Warrant Agreement dated as of July 14, 2004 between the Corporation and American Stock Transfer & Trust Company. The term "Bankruptcy Event" shall mean (A) the filing by the Corporation of a petition in bankruptcy or insolvency or for reorganization under the bankruptcy laws of the United States or under any insolvency act of any state or (B) the institution of involuntary proceedings against the Corporation under any such bankruptcy law or insolvency act, or the appointment of a receiver or trustee for all or substantially all of the assets of the Corporation and such involuntary proceeding is not dismissed or such

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receivership   or  trusteeship   vacated  within  sixty  (60)  days  after  such
institution or appointment.

         (b) Determination of Conversion Price.

            (i) The "Conversion Price" shall be equal to the average of the closing bid prices of the Common Stock during the five (5) consecutive trading days preceding the conversion date multiplied by 80%.

            (ii) The "closing bid price" of the Common Stock on a trading day shall be the closing bid price of the Common Stock on OTC Bulletin Board or any other principal securities price quotation system or market on which prices of the Common Stock are reported. The term "trading day" means a day on which trading is reported on the principal quotation system or market on which prices of the Common Stock are reported.

            (iii) If, during the period of consecutive trading days provided for above, the Corporation shall declare or pay any dividend on the Common Stock payable in Common Stock or in rights to acquire Common Stock, or shall effect a stock split or reverse stock split, or a combination, consolidation or reclassification of the Common Stock, the Conversion Price shall be proportionately decreased or increased, as appropriate, to give effect to such event.

         (c) Subdivision or Combination of Common Stock. In the event that the Corporation at any time or from time to time shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the number of shares of Common Stock and the Warrants issuable upon conversion immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

         (d) Extraordinary Event. Prior to the consummation of any Extraordinary Event (as defined below), the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Series I Preferred Stock then outstanding) to ensure that each of the holders of Series I Preferred Stock shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Common Stock and Warrants immediately theretofore acquirable and receivable upon the conversion of such holder's Series I Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Extraordinary Event if such holder had converted its Series I Preferred Stock and exercised its Warrants immediately prior to such Extraordinary Event. In each such case, the Corporation shall also make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Series I Preferred
Stock then outstanding) to ensure that the provisions of this Section 6 shall thereafter be applicable to the Series I Preferred Stock. The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from such consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance reasonably satisfactory to the holders of a majority of the Series I Preferred Stock then outstanding), the obligation to deliver to each such holder such shares of stock, securities or

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assets as, in  accordance  with the  foregoing  provisions,  such  holder may be entitled to acquire. For purposes of this Section 6, "Extraordinary Event" means
the  occurrence  or   consummation   of  a  transaction  or  series  of  related
transactions (other than any such transaction that is treated as a Liquidating Event) resulting in: (i) a merger, consolidation, sale or reorganization in which the Corporation or any of its subsidiaries is not the surviving corporation; or (ii) a sale, lease or exchange, directly or indirectly, of all or substantially all of the property and assets of the Corporation, whether or not in the ordinary course of business.

      (e) Conversion Procedure.

            (i) To convert shares of Series I Preferred Stock into shares of Common Stock as permitted hereby, each holder shall give written notice (the "Conversion Notice") to the Corporation that such holder elects to convert the same and shall state therein the number of shares to be converted, the name or names in which such holder wishes the certificate or certificates for shares of Common Stock and, if applicable, Warrants to be issued, and whether the holder is electing to receive Common Stock and Warrants pursuant to clause (i) of section  6(a) above or Common  stock and  Warrants  pursuant  to clause  (ii) of section 6(a) above. With the delivery of the Conversion Notice or promptly thereafter, the holder shall surrender the certificate or certificates representing the shares to be converted, duly endorsed, at the office of the Corporation, or at such other place designated by the Corporation. Except as otherwise provided herein, each conversion of Series I Preferred Stock shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Series I Preferred Stock to be converted have been surrendered for conversion at the principal office of the Corporation (a "Conversion Date"). At the time any such conversion has been effected, the rights of the holder of the shares converted as a holder of Series I Preferred Stock shall cease, and (i) the person or persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby, and (ii) the person or persons in whose name or names any Warrant certificate or certificates are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the Warrants represented thereby.

            (ii) Notwithstanding any other provision hereof, if a conversion of Series I Preferred Stock is to be made in connection with an Extraordinary Event or any other transaction affecting the Corporation or any holder of Series I Preferred Stock, the conversion of any shares of Series I Preferred Stock may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall be deemed to be effective immediately prior to the consummation of such transaction.

            (iii) Promptly (and in any event within five (5) business days in the case of Section 6(e)(iii)(A) below) after a conversion has been effected, the Corporation shall deliver to the converting holder:

               (A) a certificate or certificates representing the number of shares of Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

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               (B) a Warrant certificate or certificates representing the number of Warrants issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified; and

               (C) a certificate representing any shares of Series I Preferred Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

            (iv) The issuance of certificates for shares of Common Stock and Warrants upon conversion of Series I Preferred Stock shall be made without charge to the holders of such Series I Preferred Stock for any issuance tax in respect thereof (so long as such certificates are issued in the name of the record holder of such Series I Preferred Stock) or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock and Warrants. Upon conversion of each share of Series I Preferred Stock, the Corporation shall take all such actions as are necessary in order to ensure that the Common Stock issuable with respect to such conversion, and the shares of Common Stock issuable with respect to the exercise of the Warrants, shall be validly issued, fully paid and nonassessable, free and clear of all taxes (other than any taxes relating to any dividends paid with respect thereto), liens, charges and encumbrances with respect to the issuance thereof.

            (v) The Corporation shall not close its books against the transfer of (i) Series I Preferred Stock, (ii) Common Stock issued or issuable upon conversion of Series I Preferred Stock, (iii) Warrants, or (iv) Common Stock issued or issuable upon exercise of Warrants, in any manner which interferes with the timely conversion of Series I Preferred Stock. The Corporation shall assist and cooperate with any holder of such shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of such shares hereunder (including, without limitation, making any filings required to be made by the Corporation).

      (f) Certain Conversion Restrictions.

            (i) A holder may not convert shares of Series I Preferred Stock to the extent such conversion would result in the holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 4.999% of the then issued and outstanding shares of Common Stock, including shares issuable upon conversion of the shares of Series I Preferred Stock held by such holder after application of this Section. Since the holder will not be obligated to report to the Company the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of shares of Common Stock in excess of 4.999% of the then-outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the holder or an affiliate thereof, the holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the holder determines that the limitation contained in this Section applies, the determination of which shares of Series I Preferred Stock are convertible shall be the responsibility and obligation of the holder. If the holder has delivered a Conversion Notice for shares of Series I Preferred Stock that, without regard to any other shares that the holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount

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

hereunder, the Company shall notify the holder of this fact and shall honor the conversion for the maximum number of shares permitted to be converted on such Conversion Date in accordance with the periods described in Section 6(e)(iii) and, at the option of the holder, either retain any shares tendered for conversion in excess of the permitted amount hereunder for future conversions or return such excess shares of Series I Preferred Stock to the holder. The provisions of this Section may be waived by a holder (but only as to itself and not to any other holder) upon not less than 61 days prior notice to the Company. Other holders shall be unaffected by any such waiver.

            (ii) In no event is a holder entitled to convert any share of Series I Preferred Stock prior to the occurrence of a Redemption Default.

         (g) No Fractional Shares or Warrants. No fractional share of Common Stock or fractional Warrant shall be issued upon the conversion of any share or shares of Series I Preferred Stock. All shares of Common Stock and all Warrants (including fractions thereof) issuable upon conversion of more than one share of Series I Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share or fractional Warrant. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock or fractional Warrant, the Corporation shall, in lieu of issuing any such fraction, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

         (h) No Impairment. The Corporation will not, by amendment of this Statement or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action (other than actions taken in good faith), avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in carrying out all the provisions of this Section 6 and in taking all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series I Preferred Stock against impairment.

         (i) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 6 of the number of shares of Common Stock and Warrants issuable upon conversion, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series I Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series I Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, and (ii) the number of shares of Common Stock and Warrants, and the amount, if any, of other property, that at the time would be received upon the conversion of the Series I Preferred Stock.

         (j) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose or determining the holders thereof who are entitled to receive any dividend or other distribution, any security or right convertible into or entitling the holder thereof to receive additional shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of

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

any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series I Preferred Stock, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend.

         (k) Reservation of Common Stock. The Corporation shall, at all times when the Series I Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series I Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series I Preferred Stock, including Common Stock issuable upon exercise of the Warrants. No shares of Common Stock shall be issued upon the conversion of the Series I Preferred Stock or otherwise under this Certificate of Designations, Preferences and Rights unless the number of authorized but unissued shares of Common Stock is sufficient to permit such issuance. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to permit an issuance of Common Stock otherwise required hereunder, the Corporation shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including engaging in best efforts to obtain the requisite stockholder approval. Before taking any action which would cause the effective purchase price for the Series I Preferred Stock to be less than the par value of the shares of Series I Preferred Stock, the Corporation shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of such Common Stock at such effective purchase price.

      7. Protective Provisions. So long as any shares of Series I Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then-outstanding shares of Series I Preferred Stock do any of the following:

         (a) alter the rights, qualifications, limitations, or restrictions of the shares of Series I Preferred Stock in a manner than affects adversely holders of shares of Series I Preferred Stock;

         (b) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series I Preferred Stock;

         (c) authorize or issue, or obligate itself to issue, any equity security, or any security convertible into or exercisable for any equity security, having a preference over, or on a parity with, the Series I Preferred Stock with respect to dividends or upon liquidation; or

         (d) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any shares of capital stock of the Corporation other than shares of Class A Common Stock or shares of the Series I Preferred Stock as contemplated in this Certificate of Designations, Preferences and Rights.

      8. Retirement of Shares. Any shares of Series I Preferred Stock redeemed, purchased or otherwise acquired by the Corporation shall be deemed retired and

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

shall be cancelled and may not under any circumstances thereafter be reissued or otherwise disposed of by the Corporation.

      IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations, Preferences and Rights to be signed by Michael Maltzman, its Executive Vice President and Chief Financial Officer, this 3rd day of August, 2004.

                                     Stratus Services Group, Inc.


                               By:    /s/ Michael Maltzman
                                      ----------------------------
                               Name:  Michael Maltzman
                               Title: Executive Vice President and
                                      Chief Financial Officer


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